Exhibit 10.4

March 12, 2025

Noelle Perkins
Via e-mail

Noelle,
I’m delighted to confirm the Compensation Committee’s decision to update your title to Chief Legal Officer and increase your compensation effective as of January 1, 2025.

This letter summarizes your new compensation components for your annual base compensation, your annual target cash incentive compensation, and your annual target equity award. All other terms of your employment as Chief Legal Officer remain unchanged and as reflected in your offer letter dated April 6, 2023 and effective July 1, 2023.

ANNUAL BASE COMPENSATION
Your annual base salary will be $600,000, paid on a bi-weekly basis, less appropriate withholdings and deductions, in accordance with the Company’s regular payroll practices. This position is an exempt position for purposes of the Fair Labor Standards Act.

ANNUAL CASH INCENTIVE COMPENSATION
During your employment as Chief Legal Officer, you will be eligible to participate in our annual incentive plan (“AIP”). Your target annual bonus will be $600,000 and subject to a maximum payout of $1,200,000. Your AIP payout is dependent on Company and individual performance against certain goals and objectives and is subject to the discretion and approval by the Board of Directors of the Company and the terms and conditions of the AIP. You must be employed on the payout date to be eligible to receive the payment, unless otherwise determined in the sole discretion of the Compensation Committee of the Board of Directors.

ANNUAL EQUITY AWARD
During your employment as Chief Legal Officer, you will be eligible for an annual equity award with a target grant date value of $1,100,000. Equity awards are subject in all respects to approval from the Board and depend on the achievement of Company and individual performance against specified goals and objectives. Annual equity awards, if any, are generally awarded in February each year. It is anticipated that your annual equity awards will consist of 50% time-based restricted stock units (“RSUs”) vesting 1/3 per year over three years and 50% performance-based restricted stock units (“PSUs”) vesting at the end of a 3-year performance period, subject to change at the Board’s discretion. The value of this grant and the number of any RSUs or PSUs granted may vary year to year based on your performance, the Company’s performance, and at the discretion of the Board. The Company reserves the right to change the terms of these awards at any time, and any equity awards granted to you will be subject in all respects to the terms and conditions of the applicable equity incentive plan and award agreement pursuant to which the awards are granted, which terms will govern and prevail.
Thank you for all you do for Cushman and Wakefield.

Michelle MacKay
Chief Executive Officer